CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

UNITED STATES STEEL CORPORATION

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Pursuant to Section 242 of the Delaware General Corporation Law
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United States Steel Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware does hereby certify:

FIRST:	The name of the corporation is United States Steel Corporation (the “Corporation”).

SECOND:
That the amendment set forth in this Certificate of Amendment of the Restated Certificate of Incorporation of the Corporation, was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD:	Article SEVENTH of the Corporation’s Restated Certificate of Incorporation shall be amended and restated in its entirety to read as follows:

SEVENTH: The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, its by-laws and may be increased or decreased as therein provided; but the number thereof shall not be less than three.
The directors of the Corporation shall be classified as follows: The term of office for the class of directors elected at the 2012 annual meeting of stockholders shall expire at the 2015 annual meeting of stockholders; the term of office for the class of directors elected at the 2013 annual meeting of stockholders shall expire at the 2016 annual meeting of stockholders; and the term of office for the class of directors elected at the 2014 annual meeting of stockholders shall expire at the 2017 annual meeting of stockholders, with the members of each such class to hold office until their successors are elected and qualified. The directors elected at the 2015 annual meeting of stockholders and at each subsequent annual meeting of stockholders shall hold office for a term expiring at the next annual meeting of stockholders and until their successors are elected and qualified.
In the case of any vacancy created by an increase in the number of directors of the Corporation, the additional director or directors shall be elected by the Board of Directors, and such additional director or directors so elected shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified.

In the case of any vacancy in the Board of Directors from any cause other than an increase in the number of directors, a successor to hold office for the unexpired portion of the term of the director whose place became vacant shall be elected by a majority of the Board of Directors then in office, though less than a quorum.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf this 26th day of April, 2016.

UNITED STATES STEEL CORPORATION

By: /s/ Arden T. Phillips
Name: Arden T. Phillips
Title: Secretary